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                      October 1, 2020

       David Soares
       Chief Financial Officer
       Kirkland Lake Gold Ltd.
       200 Bay Street, Suite 3120
       Toronto, Ontario M5J2J1
       Canada

                                                        Re: Kirkland Lake Gold
Ltd.
                                                            Form 40-F for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 31,
2020
                                                            File No. 001-38179

       Dear Mr. Soares:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation
       cc:                                              Jennifer Wagner